#97172808v4 Arcadium Lithium plc Executive Severance Guidelines Background The intent of these severance guidelines (“Guidelines”) is to provide executive officers of Arcadium Lithium plc (the “Company”) with reasonable transition benefits in the event of a termination of employment without cause (including, without limitation, a termination of employment by the executive officer due to (i) the executive officer’s job being eliminated due to duplication; (ii) significant adverse change in the size or scope of the position; and (iii) change in the location of the position that the executive officer cannot accept, but other than in the context of a change in control, or as a result of death, disability or retirement). This document is a guideline for the Chief Executive Officer of the Company and does not create any entitlement for any executive officers. Any deviation from these Guidelines must be reviewed and approved by the Committee. Severance Guidelines Key elements of the Guidelines: • Severance Pay - Twelve (12) months base salary, payable in a lump sum; - Twelve (12) months of target bonus, payable in a lump sum; and - Prorated target bonus for the year of termination • Medical/Dental Benefits - If the executive officer is eligible for and timely elects to continue receiving group medical and/or dental insurance under the continuation coverage rules of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), continued coverage at the existing active employee rates for twelve (12) months, with the Company paying or reimbursing the premiums above those rates • Long-Term Incentives, Stock Options, Restricted Stock Units and Performance-Based Cash/Equity - Unvested options that would have vested based solely on continued service within one calendar year following termination become exercisable on regularly scheduled dates, and remain exercisable for twelve months thereafter - Twelve (12) months to exercise vested options - Prorated vesting of service-vesting restricted stock units at termination date - PRSUs subject to an open performance period will remain outstanding and be earned (or forfeited) based on actual performance through the end of the performance period, but pro- Exhibit 10.1

#97172808v4 rated to reflect the portion of the performance period that the executive officer remains employed or otherwise provides service to the Company • Other Transition Benefits - Outplacement assistance ($20K cap) - Vacation pay (earned and unused) - Financial planning assistance for last calendar year of employment - Tax planning for last calendar year of employment • Conditions - The executive officer must execute non-compete, non-disclosure and non-solicitation agreement in a form satisfactory to the Company - The executive officer must execute and not revoke a release of claims in a form satisfactory to the Company Role of the Committee The Committee approves these Guidelines and any amendments or exceptions hereto. The Committee should be notified prior to the termination of any executive officer. These Guidelines will be reviewed periodically to ensure that they are appropriate and relevant to the market. Role of Management Management advises the Committee of any anticipated termination of an executive officer of the Company, periodically reviews the appropriateness of these Guidelines, and administers the Guidelines in a fair and evenhanded manner. Effective Date: [DATE]